UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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CADIZ INC.
(Name of Registrant as Specified in Its Charter)

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CADIZ INC.
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2015

To our Stockholders:

     The annual meeting of stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Theodora Oringher PC, located at 1840 Century Park East, Suite 500, Los Angeles, CA  90067, on Thursday, June 4, 2015, at 11 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1)	The election of eight members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified;

(2)	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2015;

(3)	The approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

(4)	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     The accompanying proxy statement contains a more complete description of these proposals.

     Only stockholders of record at the close of business on April 22, 2015, are entitled to notice of and to vote at the annual meeting.  In order to constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding voting shares of our common stock must be present in person or be represented by proxy.

     Whether or not you expect to attend the annual meeting in person, please either vote your shares via Internet, by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible.  The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Timothy J. Shaheen
Secretary

Los Angeles, California
April 23, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 4, 2015.

Our proxy statement and the 2014 annual report to stockholders are available at http://www.cstproxy.com/cadiz/2015

CADIZ INC.
Annual Meeting of Stockholders

CADIZ INC.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2015

INFORMATION ABOUT SOLICITATION AND VOTING

     The Board of Directors of Cadiz Inc. (“the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held on Thursday, June 4, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement contains information that may help you decide how to vote.  These proxy materials were mailed on or about April 29, 2015, to all stockholders of record.

     The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, including audited financial statements, is being mailed to you with this proxy statement.

Record Date, Voting Securities and Quorum

     The Board of Directors has fixed the close of business on April 22, 2015, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting.

     On the record date, 17,721,456 shares of the Company’s common stock were outstanding.  Holders of common stock are entitled to one vote per share.  Only stockholders of record at the close of business on the record date will be entitled to vote.

     The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1).  An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for ratification of the Company’s independent registered public accounting firm (Proposal 2).  The affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is also required for passage of the non-binding advisory resolution approving the compensation of the Company’s named executive officers (Proposal 3).  While the vote on Proposal 3 is advisory, and will not be binding on the Company or our Board of Directors, the Board of Directors will review the results of the voting on this resolution and take them into consideration when making future decisions regarding executive compensation as we have done in this and previous years.

     If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy.  If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposals.  If you do not return a signed proxy, or submit your vote via Internet or by phone, then your shares will not be voted unless you attend the meeting and vote in person.

     To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy.  Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals.  However, because Proposals 2 and 3 require a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal to pass, an abstention, because it is not a vote “for”, will have the effect of a negative vote with respect to these Proposals and could cause these Proposals not to pass.

     Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote (Proposal 1).  Brokers are also not authorized to vote your shares on Proposal 3.  The Company encourages you to provide instructions to your broker regarding the voting of your shares.

Revocability of Proxies

     You may revoke a proxy any time before the voting begins in any of the following ways:

     * By giving written notice to the Company’s corporate secretary;

     * By signing and delivering a later dated proxy; or

     * By attending and voting in person at the meeting.

Cost of Solicitation

     The Company is paying the expenses of this solicitation.  If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions.  In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors has nominated the eight persons listed below for election at the annual meeting to serve as directors for a term expiring at the 2016 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

    Keith Brackpool
    Stephen E. Courter
    Geoffrey Grant
    Winston H. Hickox
    Murray H. Hutchison
    Raymond J. Pacini
    Timothy J. Shaheen
    Scott S. Slater

     Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected.  The Board has reviewed the background of the nominees, as set out on the following page, and has determined to nominate each of the current Directors for re-election.  Proxies may not be voted for a greater number of persons than eight, representing the number of nominees named in this proxy statement.

     The Board believes that each nominee has valuable individual skills and experience that, taken together, provides it with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a resource development enterprise like ours.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy (Mr. Brackpool, Mr. Slater and Mr. Shaheen), real estate development (Mr. Hutchison, Mr. Pacini, and Mr. Hickox), environmental stewardship (Mr. Hutchison and Mr. Hickox), agricultural development (Mr. Brackpool and Mr. Shaheen), capital raising (Mr. Brackpool, Mr. Pacini, and Mr. Grant), public accounting (Mr. Pacini, Mr. Shaheen and Mr. Courter), and academia (Mr. Courter and Mr. Slater).

     The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as a chief executive officer (Mr. Brackpool, Mr. Hutchison, Mr. Shaheen, Mr. Pacini, Mr. Grant and Mr. Courter) or in government through Cabinet service (Mr. Hickox).  All of the nominees have significant experience in the oversight of public companies due to their service as the Company’s directors and directors of other companies.  The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

     Proxies will be voted for the election of the nominees named above unless instructions are given to the contrary.  Proxies cannot be voted for a greater number of persons than the number of nominees named.  Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for re-election at our 2015 Annual Meeting of Stockholders.  We have no executive officer who is not also a director.

Nominees for Director:

Name	Age	Position with Cadiz

Keith Brackpool	57	Chairman of the Board

Stephen E. Courter	60	Director

Geoffrey Grant	54	Director

Winston H. Hickox	72	Director

Murray H. Hutchison	76	Director

Raymond J. Pacini	59	Director

Timothy J. Shaheen	55	Director, Chief Financial Officer and Secretary

Scott S. Slater	57	Director, President and Chief Executive Officer

     Keith Brackpool is a co-founder of the Company and Chairman of the Company’s Board of Directors, a position he has held since 2001.  Mr. Brackpool was appointed to the Board of Directors in 1986.  Mr. Brackpool served as President of the Company from December 1991 until April 2011.  Mr. Brackpool also served as Chief Executive Officer of the Company from December 1991 until January  2013.  In addition to his role with the Company, Mr. Brackpool is a member of the Board of Directors of the Stronach Group, North America’s leading thoroughbred racing and gaming company, and Chairman of its West Coast operations.  Mr. Brackpool is also currently a principal of 1334 Partners L.P., a partnership that owns commercial real estate in California.  Mr. Brackpool has extensive experience in California public policy and, most recently, served on the California Horse Racing Board (CHRB) from September 2009 – January 2013, including a term as Chairman from 2010 – 2013.  Previously, Mr. Brackpool was co-chair of California Governor Gray Davis’ Agriculture and Water Transition Task Force and the Commission on Building for the 21st Century, a diverse panel that developed long-term policy proposals to meet the state’s future water, housing, technology and transportation needs.  Earlier in his career, Mr. Brackpool served as director and chief executive officer of North American Operations for Albert Fisher Group, a multi-billion dollar food company.

     Stephen E. Courter was appointed a director of the Company effective October 9, 2008.  Mr. Courter was originally appointed to the Board as a designee of LC Capital Master Fund for a term expiring at the 2009 annual meeting of stockholders.  Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin (“McCombs”).  Mr. Courter also serves as a director of Pointserve, a privately held information technology firm in Austin, Texas.  Prior to joining the faculty of McCombs, Mr. Courter served as CEO and Director of Broadwing Communications from 2006 to 2007.  Prior to holding that position, Mr. Courter served as CEO and Chairman of NEON Communications from 2000 to 2006.  Prior to 2000, Mr. Courter held various executive positions, both in the United States and Europe in several major telecommunication firms.

     Geoffrey Grant was appointed a director of the Company effective January 22, 2007.  Mr. Grant is presently a Managing Partner and the Chief Investment Officer of Grant Capital Partners founded in 2008.  Prior to founding Grant Capital Partners, Mr. Grant was a Managing Partner and the Chief Investment Officer of Peloton Partners LLP, a global asset management firm.  Mr. Grant co-founded Peloton Partners LLP in 2005.  Mr. Grant’s career in financial markets spans 28 years beginning at Morgan Stanley in 1982 in foreign exchange options and currency derivatives, then with Goldman Sachs from 1989 to 2004 where he ultimately served as Head of Global Foreign Exchange and Co-head of the Proprietary Trading Group in London.

     Winston Hickox was appointed a director of the Company effective October 2, 2006.  Mr. Hickox is currently a partner at California Strategies, a public policy consulting firm.  From 2004 to 2006 Mr. Hickox completed a two-year assignment as Sr. Portfolio Manager with the California Public Employees’ Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund’s $211 billion investment portfolio.  Prior to his assignment at CalPers, from 1999 to 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency and a member of the Governor’s cabinet.  Mr. Hickox’s environmental policy experience also includes membership on the board of the California League of Conservation Voters, including a four-year term as Board President (1990 - 1994); and two years on the boards of Audubon California and Sustainable Conservation (2004 - 2006).  Mr. Hickox formerly served as a member of the board of Thomas Properties Group, Inc., a publicly traded full service real estate investment firm, prior to its acquisition by Parkway Properties, Inc. in December 2013.  Additionally, Mr. Hickox formerly served as a member of the board of GRIDiant Corporation, a privately held corporation in the energy technology sector.  Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp., where he served as head of the firm’s Portfolio Management Group.

     Murray H. Hutchison was appointed a director of the Company in June 1997.  He is also a member of the Board of Managers (an LLC's functional equivalent of a Board of Directors) of the Company’s subsidiary, Cadiz Real Estate LLC.  In his capacity as a manager of the LLC, he performs essentially the same duties on behalf of the LLC as he would as an outside director for a corporation.  Since his retirement in 1996 from International Technology Corporation (“ITC”), a publicly traded diversified environmental management company, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio.  From 1976 to 1996, Mr. Hutchison served as Chief Executive Officer and Chairman of International Technology for ITC.  Mr. Hutchison formerly served as Chairman of the Board of Texas Eastern Product Pipelines Company (TEPPCO), a publicly traded company operating in refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage, prior to its acquisition by Enterprise Products Partners L.P. in October 2011.  Mr. Hutchison formerly served as Lead Director on the board of Jack in the Box, Inc., a publicly traded fast food restaurant chain since May 1998 until February 2012.  Mr. Hutchison serves as a director on the board of Cardium Therapeutics, Inc., a publicly traded medical technology company.  Additionally, Mr. Hutchison serves as a director of several other non-publicly traded U.S. companies.

     Raymond J. Pacini was appointed a director of the Company effective June 16, 2005.  Since June 2013, Mr. Pacini has been the Chief Financial Officer of privately held Northbound Treatment Services, which helps young adults overcome addiction to drugs and alcohol.  From May 1998 to March 2011, Mr. Pacini served as President, Chief Executive Officer and a Director of California Coastal Communities, Inc. (“CALC”), a residential land development and homebuilding company operating in Southern California which was formerly publicly traded. On October 27, 2009, CALC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Central District of California. On March 1, 2011, CALC satisfied the various conditions to its plan of reorganization with the respect to its Chapter 11 bankruptcy cases, emerged from bankruptcy and became a privately held company.  From July 1992 until May 1998, Mr. Pacini was the Chief Financial Officer of CALC (formerly known as Koll Real Estate Group, Inc. and Henley Properties, Inc.).  Mr. Pacini has seven years of experience as a certified public accountant with the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP). Mr. Pacini is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors.

     Timothy J. Shaheen was appointed Chief Financial Officer and Secretary of the Company in November 2008, and has served as a director of the Company since March 1999.  Effective April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, a wholly-owned subsidiary of the Company.  Mr. Shaheen is a private investor and principal of Shaheen & Associates.  From September 1996 to April 2005, Mr. Shaheen served as the President, Chief Executive Officer and a director of Sun World International.  Mr. Shaheen also served as a Governor appointee to the Los Angeles Regional Water Quality Control Board from 1999 through 2005 and as Chairman of the Food Security Task Force for the United Fresh Fruit and Vegetable Association from 2001 through 2003.  Prior to joining Sun World, Mr. Shaheen served as a senior executive with Albert Fisher North America, a publicly traded international produce company from 1989 to 1996.  Mr. Shaheen also has seven years of experience with the accounting firm Ernst & Young LLP; and is a certified public accountant.

     Scott S. Slater is the Company’s President and Chief Executive Officer, appointed to the role of President in April 2011 and Chief Executive Officer effective February 1, 2013.  In addition, Mr. Slater has been a member of the Company’s Board of Directors since February 2012.  Mr. Slater is an accomplished negotiator and litigator and, in addition to his role at the Company, is a partner in Brownstein Hyatt Farber Schreck, the nation’s leading water practice firm.  For 30 years, Mr. Slater’s practice has been limited to litigation and the negotiation of agreements related to the acquisition, distribution, and treatment of water. He has served as lead negotiator on a number of important water transactions, including the negotiation of the largest conservation-based water transfer in U.S. history on behalf of the San Diego County Water Authority.  Mr. Slater is also the author of California Water Law and Policy, the state’s leading treatise on the subject, and has taught water law and policy courses at University of California, Santa Barbara, Pepperdine University, and the University of Western Australia, among others.

THE BOARD OF DIRECTORS

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Officers serve at the discretion of the Board of Directors.

     The Board of Directors is responsible for our management and direction and for establishing broad corporate policies, including our leadership structure.  Assessing and managing risk is the responsibility of the management of the Company.  Our Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts.  Annually, the Board reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

     Currently, Mr. Brackpool serves as Chairman of the Board and Mr. Slater serves as Chief Executive Office and President.  Mr. Brackpool had previously served as Chairman and Chief Executive Officer from 2001 until January  2013.  The Board separated the capacities of Chairman and Chief Executive in January 2013 for the first time since 2001.  The Board believes this change provided additional independence between the Board and management and allows the Board to provide objective guidance and oversight to Mr. Slater and management as they execute the Company’s business plans, carry out the Company’s strategic initiatives, and confront any challenges.  The separation of the Chief Executive Officer and Chairman of the Board roles at public companies  has been recommended by proxy advisory experts, stockholder groups and American legislators as a means to promote good corporate governance following the enactment in the United States of the 2002 Sarbanes-Oxley Act.

     In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

     The Audit Committee is composed of Raymond J. Pacini, Stephen E. Courter, and Winston H. Hickox.  The Board of Directors has determined that Mr. Pacini, a member of the Company’s Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

Director Independence

     Messrs. Courter, Grant, Hickox, Hutchison and Pacini have all been affirmatively determined by the Board to be "independent" under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.  The Company's independent directors meet routinely in executive session without the presence of management.  The Company does not have a lead independent director.  However, the Board has appointed lead independent Directors for each of its key committees and maintains an overall majority of independent Directors to allow it to maintain effective oversight of management.  In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer and other members of management as well as reports by experts and other advisors.

Independence of Committee Members

     The Board maintains three committees, whose functions are described below.  The Board has determined that all members of its committees are independent.  Each committee maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.

Communications with the Board of Directors

     Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Timothy J. Shaheen, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

Meetings and Committees of the Board of Directors

     During the year ended December 31, 2014, the Board of Directors held four formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All members of the Board of Directors were present at each meeting, with the exception of (i) Mr. Courter, who was unable to attend one in-person meeting, (i) Mr. Grant, who was unable to attend one in-person meeting, and (iii) Mr. Hickox, who was unable to attend one telephonic meeting.

     The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which is comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

     The Audit Committee is responsible for (i) considering the adequacy of the Company's internal accounting control procedures, (ii) overseeing the Company's compliance with legal and regulatory requirements, (iii) reviewing the independent auditor's qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.  The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Audit Committee is currently composed of Mr. Pacini, Mr. Hickox and Mr. Courter.  The Board has determined that all members of its Audit Committee are independent.  The Audit Committee met four times during the year ended December 31, 2014.  All the members of the Audit Committee were present at each meeting, with the exception of Mr. Courter, who was unable to attend one meeting.

     The Compensation Committee oversees compensation of the Chief Executive Officer and key executives and oversees regulatory compliance with respect to the Company's compensation matters.  The Committee also oversees the Company's compensation policy applicable to senior management of the Company and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Compensation Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox, Mr. Courter and Mr. Grant. The Board has determined that all members of its Compensation Committee are independent.  The Compensation Committee conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.

     The Corporate Governance and Nominating Committee is responsible for the establishment of procedures for the Committee's oversight of the evaluation of the Board and management.  The Committee makes recommendations to the Board of corporate guidelines applicable to the Company.  The Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Company's Board of Directors.  The Committee will consider director candidates recommended by stockholders provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.  The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee believes that nominees for election to the Board of Directors must possess certain minimum qualifications.  The Committee will consider a candidate's judgment, skill, diversity, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company, and the interplay of the candidate's experience with the experience of other Board members, among other factors, in assessing a candidate.  Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board.  Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders).  These issues will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.  The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Corporate Governance and Nominating Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox and Mr. Grant.  The Board has determined that all members of its Corporate Governance and Nominating Committee are independent.  The Corporate Governance and Nominating Committee met one time during the year ended December 31, 2014.  All the members of the Corporate Governance and Nominating Committee were present at the meeting.

     The Company does not have a policy regarding director attendance at our annual meetings.  Mr. Shaheen was the only director in attendance at the Company’s 2014 Annual Meeting of Stockholders.

CODE OF ETHICS

     The Company has adopted a code of ethics that applies to all of our employees, including the chief executive officer and chief financial officer.  A copy of the code of ethics may be found on the Company’s website at http://www.cadizinc.com. Any employee who becomes aware of any existing or potential violation of the code of ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on the Company's website at http://www.cadizinc.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors.  The Committee’s responsibility is to review and consider annually the performance of the Company’s named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

     The Compensation Discussion and Analysis section provides a description of the primary elements of the Company’s fiscal year 2014 compensation program and policies for the following individuals, who are referred to throughout this proxy statement as our named executive officers:

• Scott Slater, President and Chief Executive Officer
• Timothy Shaheen, Chief Financial Officer
• Keith Brackpool, Chairman of the Board

     In February 2013, Mr. Slater assumed the role of President and Chief Executive Officer, while Mr. Brackpool, who had previously served as Chief Executive Officer and Chairman of the Board, remained solely as Chairman.  Though no longer managing the day-to-day operation of the Company and its projects, Mr. Brackpool maintains an important foundational role advising management in the executive Chairman position. Therefore, Mr. Brackpool remains among our named executive officers and his compensation is further described in this statement.

     In 2014, our named executive officers effectively completed multiple transactions important to the long-term success of the Company, including a public offering of the Company’s common stock that raised $14.6 million in working capital, the execution of various option and definitive contract agreements with public water providers for supplies from the Cadiz Valley Water Conservation, Recovery & Storage Project (“Project”, “Water Project”), the expansion of the agricultural joint venture at with Limoneira Company, and the approval of the largest desert tortoise land conservation bank at the Company’s landholdings in the Piute Valley.  In addition to these transactions, our named executive officers oversaw the successful resolution of  six challenges to the 2012 CEQA approvals of the Water Project in Orange County, California Superior Court, including the denial  by the Court of all claims against the Project in each of the six cases.

Compensation Committee activities in 2014 included:

•	Evaluating the performance of the Company’s executive officers, including the negotiation of new 2014 Employment Agreements with certain named executives;
•	Reviewing and approving the total compensation and benefits of the Company’s executive officers, including cash compensation and long-term incentive compensation;
•	Reviewing guidelines and standards regarding the Company’s compensation practices and philosophy; and
•
Developing the 2014 Equity Incentive Plan, including the proposed compensation provided in the 2014 Employment Agreements, that was approved by shareholders at the Company’s annual meeting in June of 2014.

     For the Company’s named executive officers, other than Mr. Slater, the committee established compensation levels based, in part, on the recommendations of Mr. Slater as Chief Executive Officer.

     This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2014 by the named executive officers presented in this proxy statement under the caption “Executive Compensation”.

Compensation Philosophy

     The Company’s business plan and goals have historically been and continue to be linked to the development of the Water Project.  The Company’s annual cash resources are focused on funding the completion of the Project’s development process.  Due to the long-term nature of developing such a project, the progress made by the Company in the development of the Project and the general development of our land and water resources does not bear a direct relationship to quarterly and annual results of operations.

     It is critical to the development of the Water Project that the Company attracts and retains well-qualified executives familiar with the water sector and long-term infrastructure project development.  As a result, the Company’s executive compensation programs seek to maintain a competitive annual salary structure while emphasizing long-term incentives that are connected to the ultimate implementation of the Project. These programs strive to align the interests of the executive officers and management with those of the Company’s stockholders through the use of equity-based programs.  In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term goals of the Company.

Elements of Compensation

     The Company’s compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits.  Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company through the development of the Project.  The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with the Company’s management, consideration of benchmarking data, past performance and future corporate and individual objectives.

     The four basic elements of compensation, described in further detail below, are:

•
SALARY.  Base salaries for the Company’s named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service.  Salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive.  Salaries are typically paid in cash, but could also be paid with restricted stock awards. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

•
LONG-TERM INCENTIVES.  The primary form of incentive compensation that is offered to the Company’s executives consists of long-term incentives in the form of equity awards.  The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, long-term performance and achievement of the Company’s long-term goals.

•
PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance based cash awards from time to time to provide additional incentives.

•
BENEFITS.  The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers.  These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry.  The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

     The Company’s overall compensation packages for our named executive officers currently emphasize equity incentives due to the long-term development timelines of our projects and the focus of the Company on achieving the implementation of these projects.  Even with the emphasis on long-term incentives, the Company’s overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on long-term development of assets.

Use of Peer Group

     Our main asset consists of a large land position in Southeastern California and our business is primarily focused on the permitting of a water supply and storage project at our unique Cadiz Valley, California property.  Because no other publicly-traded company is similarly situated, it is difficult to identify directly comparable peer companies.

     However, for guidance on the pay mix and compensation package of our named executive officers, we identified a peer group of companies operating in the property and asset development sectors,  specifically companies with comparable market capitalization and an emphasis on the development of property and real estate in the Southwestern United States.  The peer group includes the following companies:

• AV Homes, Inc.
• Alico, Inc.
• Forestar Group, Inc.
• Limoneira Company
• PICO Holdings, Inc.
• Tejon Ranch Co.

 Benchmarking

     The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions.  We traditionally consider the compensation programs of our peers when determining compensation for the named executive officers.  This year the Committee reviewed publicly available information for our peer group companies to compare the components of our compensation program for the executive officers with those of the peer group.

     Due to the Company’s unique business plan and current focus on development of the Water Project, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group.  Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated companies.

     While the Company’s current compensation program for our executive officers differs in certain aspects from our peers due to the Company’s focus on the Water Project, the Committee found our total compensation of our Chief Executive Officer to be the second lowest in the peer group.

Performance Objectives

     The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans.  Currently, as described above, the Company is focused on the performance of objectives related to implementation of the Water Project and fixes equity grants to satisfaction of such project development objectives including both restrictions as to sale and on a vesting schedule commensurate with the anticipated Water Project development timeline.

Elements of 2014 Compensation

     1.  SALARY.  In evaluating base salaries for 2014, the Compensation Committee believed it was important to maintain competitive base salary compensation that would also keep cash compensation expenditures to a minimum. In 2014, Mr. Slater’s annual base salary remained the same as in 2013 at $300,000 reflecting the desire of the Committee to conserve its cash resources while it prepares for the construction and implementation of the Water Project.  In addition, in 2014, the Company entered into amended and restated employment agreements with Mr. Shaheen and Mr. Brackpool establishing new salary structures.  These amended and restated agreements provide for their base cash compensation to be reduced for 2014, 2015 and 2016 in exchange for equity based salary in the form of restricted stock units (“RSUs”) that will vest ratably during these years.  Mr. Shaheen’s annual base cash compensation was decreased by 43% to $200,000 beginning July 1, 2014, and he received 12,500 RSUs in 2014.  Mr. Brackpool’s annual base cash compensation was decreased by 87% to 35,000 beginning July 1, 2014, and he received 20,000 RSUs in 2014.

The following table illustrates the cash and equity base salary that will be received by Messrs. Brackpool and Shaheen under the new employment agreements:

	Mr. Shaheen			Mr. Brackpool
	Cash	Equity (RSUs **)	Total Salary	Cash	Equity (RSUs **)	Total Salary
2014	$275,000*	12,500	$350,000	$155,000*	20,000	$275,000
2015	$200,000	25,000	$350,000	$35,000	40,000	$275,000
2016	$200,000	25,000	$350,000	$35,000	40,000	$275,000

* Total salary received in 2014 includes the cash compensation received by Messrs. Brackpool and Shaheen from January 1, 2014 – June 30, 2014 effective prior to the approval of their amended and restated employment agreements.
** RSUs would vest quarterly following the date of grant.  RSUs were valued utilizing the 200-day moving average price of the Company’s common stock on date of plan approval ($6/share).

     2.  LONG-TERM INCENTIVES.  The Committee has chosen to rely primarily upon equity instruments, such as restricted stock and options, in designing compensation packages for executives.  The Committee views the grant of equity based awards as an incentive for future performance since the value of these equity based awards will increase as the Company’s stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of our projects.  The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

     In order for us to utilize equity based awards as our primary form of incentive compensation and maintain alignment with the goals of stockholders, the Committee and the Board have created plans subject to stockholder approval.  At the 2014 Annual Meeting held on June 11, 2014, the Company’s stockholders approved the 2014 Equity Incentive Plan that replaced an existing 2009 equity incentive plan and better aligns the Company’s current objectives with equity incentive awards.  Under the 2014 EIP, Mr. Brackpool and Mr. Shaheen are each eligible to receive milestone-based long-term equity incentive awards of 100,000 shares each once construction financing necessary for the implementation of the Water Project, as defined in the approved Final Environmental Impact Report, is secured.  This milestone award expires in June 2017 if the milestone has not been achieved.

     3.  CASH AWARDS.  While the Compensation Committee currently believes that equity based awards rather than cash based awards allow the Company to better preserve our existing cash resources and, accordingly, has relied primarily upon the grant of equity based awards to reward executive performance (see "Long-Term Incentives") of named executive officers, the Compensation Committee also believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and to reduce the tax burdens associated with the issuance of restricted equity based awards. However, no cash awards were granted in 2014 to any of the named executive officers as the Committee presently focuses on conserving cash resources.

     4.  BENEFITS.  Per their 2014 amended and restated employment agreements described below Mr. Brackpool and Mr. Shaheen received retirement and insurance benefits as part of their compensation packages in 2014.  Termination and severance terms are adjusted annually in Mr. Brackpool’s and Mr. Shaheen’s existing employment agreements.

Severance and Change in Control Provisions

     The Company’s current compensation agreements with Messrs. Brackpool and Shaheen provide for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control.  The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment or consulting agreement with the Company.  These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired and their position is impacted.  This will allow the Company’s executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations.

     A summary of the severance and change-in-control provisions applicable to compensation arrangements with the Company’s executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2014, can be found in the section captioned "Potential Payments upon Termination or Change in Control".

Tax and Accounting Considerations

Impact of Code Section 162(m)

     The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m).  Section 162(m) limits to $1 million the Company’s deduction for compensation paid to each of our executive officers, which does not qualify as "performance based".

     Shares of stock issued to executives under the 2009 Incentive Plan and an earlier 2007 Incentive Plan do not qualify as performance-based compensation, and therefore, the portion of the compensation expense related to the Plans that exceeds $1 million is not deductible.  The 2014 Equity Incentive Plan was designed to permit grant awards that qualify as performance-based compensation, thereby permitting the Company to receive a federal income tax deduction in connection with the awards.

     In light of the Company’s federal and state net operating loss carryforwards of approximately $220.6 million and $127.7 million as of December 31, 2014, respectively, we do not expect the tax deductions lost as a result of the application of Section 162(m) to have a material impact upon the Company’s financial results.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company.  Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Murray H. Hutchison, Chairman
Stephen E. Courter Geoffrey Grant Winston H. Hickox Raymond J. Pacini

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2014, 2013 and 2012, to the Company’s current chief executive officer and president,  our chief financial officer and our former chief executive officer and current Chairman.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Scott Slater President and current Principal Executive Officer(4)	2014 2013 2012	300,000 275,000 -	- - -	- - -	- 39,104 212,114	- - -	300,000 314,104 212,114
Timothy J. Shaheen Principal Financial Officer and Secretary	2014 2013 2012	279,121 343,846 325,714	- 200,000 200,000	106,438 - -	- - -	11,509 13,740 14,718	397,067 557,586 540,432
Keith Brackpool Chairman and former Principal Executive Officer	2014 2013 2012	161,593 313,462 400,000	- 250,000 300,000	170,300 - -	- - -	40,765 46,839 49,806	372,658 610,301 749,806
 ___________________________

(1)	The executive officers listed in the Summary Compensation Table above were the Company’s only executive officers during the year ended December 31, 2014.

(2)
This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FASB ASC Topic 718.  The assumptions used for determining the value of stock awards and options are set forth in the relevant Cadiz Inc. Annual Report to Stockholders in Note 10 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans and Warrants”.

(3)
All Other Compensation includes a 401k match that is generally available to all employees.  Messrs. Brackpool and Shaheen received $6,464 and $10,400, respectively, in 401k matching contributions in 2014.  In 2014, Mr. Brackpool’s Other Compensation also includes $32,096 of company paid expenses related to a leased automobile and $2,205 related to life insurance.  Mr. Shaheen’s Other Compensation for 2014 includes $1,109 in a car allowance.  The value of perquisites for Mr. Slater was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

(4)
Mr. Slater was appointed President of the Company on April 12, 2011, replacing Mr. Brackpool in this position. Effective February 1, 2013, Mr. Slater assumed the additional role of Chief Executive Officer, replacing Mr. Brackpool in this position.  Mr. Brackpool remains as Chairman of the Board of Directors.

Grants of Plan-Based Awards

     The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2014.

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Grant Date Fair Value of Stock and Option Awards ($)

Keith Brackpool	7/1/2014	100,000(2)	851,500
	7/1/2014	100,000(3)	851,500

Timothy J. Shaheen	7/1/2014	62,500(2)	532,188
	7/1/2014	100,000(3)	851,500
 ___________________________

(1)       The grant date set forth in this table is the date the grants became effective.

(2)       Restricted stock units granted by the Company under the 2014 Equity Incentive Plan.  See “Employment Arrangements”, below.

(3)       Restricted stock units subject to satisfaction of milestone-based vesting conditions granted by the Company under the 2014 Equity Incentive Plan.  See “Employment Arrangements”, below.

Outstanding Equity Awards at Fiscal Year

     The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2014, for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Marked or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Slater	100,000(1)	-	12.51	4/12/21	-	-

Timothy J. Shaheen	100,000(1)	-	11.50	1/14/20	150,000(2)	1,680,000(3)

Keith Brackpool	100,000(4) 200,000(1)	- -	12.00 11.50	5/4/15 1/14/20	180,000(2) -	2,016,000(3) -
 ___________________________

(1)	Options granted by the Company under the 2009 Equity Incentive Plan.

(2)	Unvested portion of restricted stock units granted by the Company under the 2014 Equity Incentive Plan. See “Grant of Plan-Based Awards”, above.
(3)	Based $11.20 per share which was the closing market price of the Company’s common stock on December 31, 2014.

(4)	These options were granted by the Company in 2005 under the Company’s then existing Management Incentive Plan.

Option Exercises and Stock Vested

     The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2014 for each named executive officer.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Slater	-	-	-	-
Timothy J. Shaheen	-	-	12,500(1)	135,250
Keith Brackpool	-	-	20,000(1)	216,400
 ___________________________

(1)      Vested portion of restricted stock units granted by the Company under the 2014 Equity Incentive Plan.  See “Grant of Plan Based Award”, above.

Pension Benefits

     The Company does not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

     The Company does not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

     Mr. Scott S. Slater has served with the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder.  From 2008 – 2012, Mr. Slater was primarily focused on the development of the Company’s Water Project and did not receive a base salary from the Company for his role as General Counsel (2008 – 2012) and President (2011 – 2012).  Mr. Slater’s compensation from the Company consisted exclusively of long-term incentives due to the nature of the development of the Water Project.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under the Company’s 2009 Incentive Plan with such options vesting 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.  These options were awarded under the Company’s 2009 Incentive Plan.  On February 1, 2013, Mr. Slater was named Chief Executive Officer in addition to his ongoing role as President.  As a result, Mr. Slater’s employment arrangements were amended to reflect the broadening of his responsibilities and leadership role over all of the Company’s asset development initiatives. In consideration of Mr. Slater’s agreement to serve as Chief Executive Officer and President, Mr. Slater began to receive an annual base salary from the Company of $300,000 effective February 1, 2013.

     The Company’s Chief Financial Officer, Mr. Timothy J. Shaheen, entered into an amended and restated employment agreement with the Company effective July 1, 2014 replacing a May 2009 employment agreement.  Mr. Shaheen serves as the Principal Financial Officer of the Company and as Chairman and Chief Executive of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to the Company’s land and water assets.  Mr. Shaheen also oversees the Company’s agricultural operations.  Mr. Shaheen’s amended and restated agreement provides for a new base salary compensation structure and establishes milestone principles for further long-term incentive equity awards.  Pursuant to the amended and rested agreement, Mr. Shaheen’s annual base cash compensation was reduced for 2014, 2015 and 2016 in exchange for equity based salary in the form of restricted stock units (“RSUs”) that vest ratably during these years.  Effective July 1, 2014, Mr Shaheen’s salary was decreased to $200,000 per annum, and he received 62,500 RSUs.  In addition, Mr. Shaheen received a long-term equity incentive milestone award of 100,000 shares of the Company’s stock in the form of 100,000 RSUs that will vest once construction financing necessary for the implementation of the Cadiz Valley Water Conservation, Recovery and Storage Project, as defined in the approved Final Environmental Impact Report, is secured.  These RSUs will expire on June 10, 2017, if the milestone has not been achieved by such date.

     Mr. Keith Brackpool entered into an amended and restated employment agreement effective July 1, 2014 (“2014 Amended Agreement”) replacing a May 2009 employment agreement.  The 2014 Amended Agreement provides for a new base salary compensation structure and establishes milestone principles for further long-term incentive equity awards.  Pursuant to the 2014 Amended Agreement, Mr. Brackpool’s annual base cash compensation was reduced for 2014, 2015 and 2016 in exchange for equity based salary in the form of restricted stock units (“RSUs”) that vest ratably during these years.  Effective July 1, 2014, Mr Brackpool’s salary was decreased to $35,000 per annum, and he received 100,000 RSUs.  In addition, Mr. Brackpool received a long-term equity incentive milestone award of 100,000 shares of the Company’s stock in the form of 100,000 RSUs that will vest once construction financing necessary for the implementation of the Cadiz Valley Water Conservation, Recovery and Storage Project, as defined in the approved Final Environmental Impact Report, is secured.  These RSUs will expire on June 10, 2017, if the milestone has not been achieved by such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and summary set forth estimated potential payments the Company would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end.  Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2014.
Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Scott Slater	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	-	-	-

Timothy J. Shaheen	Salary	100,000	100,000	200,000
	Bonus	-	-	-
	Equity Acceleration	560,000	560,000	1,680,000
	Benefits Continuation(1)	17,192	-	34,385
	Total Value	677,192	660,000	1,914,385

Keith Brackpool	Salary	35,000	70,000	70,000
	Bonus	-	-	-
	Equity Acceleration	896,000	896,000	2,016,000
	Benefits Continuation(1)	47,593	-	95,187
	Total Value	978,593	966,000	2,181,187
 ___________________________

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits, life insurance and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

     Mr. Brackpool’s 2014 Amended Agreement provides that if Mr. Brackpool were terminated by the Company without cause or if he resigns due to a breach of the 2014 Amended Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his 2014 Amended Agreement.  In addition, all outstanding but as yet unvested Restricted Stock Units shall accelerate and immediately vest on the date of termination of the Amended Agreement.

     Mr. Shaheen’s 2014 Employment Agreement provides that if Mr. Shaheen were terminated by the Company without cause or if he resigns due to a breach of the 2014 Employment Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under the 2014 Employment Agreement.  In addition, all outstanding but as yet unvested Restricted Stock Units shall accelerate and immediately vest on the date of termination of the Employment Agreement.

Termination of Employment Due to Death or Disability

     Mr. Brackpool’s 2014 Amended Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for two years consisting of his base compensation.  In addition, all outstanding but as yet unvested Restricted Stock Units shall accelerate and immediately vest on the date of termination of the Amended Agreement.

     Mr. Shaheen’s 2014 Employment Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation. In addition, all outstanding but as yet unvested Restricted Stock Units shall accelerate and immediately vest on the date of termination of the Employment Agreement.

Change in Control

     Mr. Brackpool's 2014 Amended Agreement provides that if Mr. Brackpool is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for two years following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his 2014 Amended Agreement.  In addition, all outstanding but as yet unvested Restricted Stock Units and the Milestone Shares shall accelerate and immediately vest on the date of termination of the Amended Agreement.

     Mr. Shaheen's 2014 Employment Agreement provides that if Mr. Shaheen is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his 2014 Employment Agreement.  In addition, all outstanding but as yet unvested Restricted Stock Units and the Milestone Shares shall accelerate and immediately vest on the date of termination of the Employment Agreement.

DIRECTOR COMPENSATION

     The following table summarizes the compensation earned by each of the non-employee directors in 2014.  Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Stephen E. Courter	30,000	24,180	-	54,180
Geoffrey Grant	15,000	39,180	-	54,180
Winston H. Hickox	30,000	24,180	-	54,180
Murray H. Hutchison	15,000	39,180	-	54,180
Raymond J. Pacini	30,000	24,180	-	54,180
Bryant R. Riley (3)	15,000	24,180	-	39,180
 ___________________________

(1)
This column discloses the dollar amount of compensation cost recognized in 2014 based on the fair value at grant date in accordance with FASB ASC Topic 718.  These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Directors of the Company do not receive stock option awards.
(3)	Mr. Riley resigned as a director of the Company effective June 24, 2014.

DIRECTOR COMPENSATION POLICY

    All non-employee directors are entitled to receive, for each 12 month period ending June 30 of each year, the amount of $30,000, prorated for directors serving less than the full 12 months.  Payments are made in 4 quarterly installments of $7,500.  A director may elect to receive any or all of his or her cash compensation earned in the form the Company’s common stock.  A director is entitled to a $7,500 fee for any quarter in which services are rendered.  Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $20,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

DIRECTOR STOCK OWNERSHIP POLICY

     The Company encourages stock ownership on behalf of our directors.  Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy", above.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2014 with respect to shares of the Company’s common stock that may be issued under its existing compensation plans.  The table includes plan grants to executive officers and other Company employees.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	507,500(1)	$11.75	288,142(2)

Equity compensation plans not approved by stockholders	315,000(3)	$12.09	-

Total	822,500	$11.88	288,142
 ___________________________

(1)	Represents 507,500 options outstanding under the Company’s 2009 Equity Incentive Plan as of December 31, 2014.

(2)	Represents 288,142 securities issuable under the Company’s 2014 Equity Incentive Plan as of December 31, 2014.

(3)	Represents 315,000 options outstanding under the Company’s 2003 Management Equity Incentive Plan as of December 31, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2014, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company’s voting securities, as of the record date for the annual meeting, by each stockholder whom the Company knows to own beneficially more than five percent of our common stock, and by each director, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

LC Capital Master Fund, Ltd. LC Capital Partners LP LC Capital Advisors LLC LC Offshore Fund, Ltd. Lampe, Conway & Co., LLC Steven G. Lampe Richard F. Conway 680 Fifth Avenue, 12th Floor New York, NY 10019-5429	4,768,900(1)	22.40%

Water Asset Management LLC 509 Madison Avenue Suite 804 New York, NY 10022	2,548,251(2)	14.47%

Odey Asset Management Group Ltd. Odey Asset Management LLP Odey Holdings AG Crispin Odey c/o Odey Asset Management Group Ltd. 12 Upper Grosvenor St. London, UK W1K2ND	2,356,578(3)	13.53%

Nokomis Capital, L.L.C. Brett Hendrickson 2305 Cedar Springs Road, Suite 420 Dallas, TX 75201	2,042,847(4)	10.50%

Altima Partners LLP Radenko Milakovic Dominic Robert Redfern 11 Slingsby Place, 2nd Floor St Martin's Courtyard London WC2E 9AB	1,060,460(5)	6.04%

Keith Brackpool c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	635,000(6)	3.56%
Timothy J. Shaheen c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	361,163(7)	2.05%

Geoffrey Grant c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	154,341(8)(11)	*

Scott S. Slater c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	109,000(9)	*

Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	71,202(10)(11)	*

Murray Hutchison c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	29,553(11)	*

Raymond J. Pacini c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	17,811(11)	*

Stephen Courter c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	15,083(11)	*
All Directors and officers as a group (nine individuals)	1,393,153(6)(7)(8)(9)(10)(11)	7.69%
 ___________________________

*	Represents less than one percent of the 17,721,456 outstanding shares of common stock of the Company as of April 22, 2015.

Footnotes

(1.)
Based upon a Form 4 filed on March 23, 2015 with the SEC by LC Capital Master Fund Ltd. (“Master Fund”), information provided by Master Fund and the Company’s corporate records, Master Fund and affiliates beneficially own a total of 4,768,900 shares of the Company’s common stock, including 759,492 shares presently outstanding.

Includes 3,821,465 shares of common stock issuable upon conversion of $30,762,946 in Convertible Notes owned by Master Fund at a conversion rate of $8.05 per share as of April 22, 2015, plus 42,435 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of April 22, 2015.

Also includes 145,508 shares held by Steven G. Lampe over which he has sole voting and dispositive power.  Master Fund disclaims beneficial ownership over these securities.

These securities, except for the common stock owned solely by Steven G. Lampe, are owned by Master Fund and may also be deemed to be beneficially owned by the named persons below by virtue of the following relationships: (i) LC Capital Partners, LP ("Partners") and LC Offshore Fund, Ltd. (“Offshore Fund”) beneficially own 100% of the outstanding shares of Master Fund; (ii) LC Capital Advisors LLC ("Advisors") is the sole general partner of Partners; (iii) Lampe, Conway & Co., LLC (“LC&C”) is investment manager to Master Fund, Partners, and Offshore Fund pursuant to certain investment management agreements and shares voting and dispositive power over the securities; and (iv) Steven G. Lampe and Richard F. Conway are the sole managing members of each of Advisors and LC&C and therefore, have indirect voting and dispositive power over securities held by Master Fund. Each of the persons named above, other than Master Fund, specifically disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein, if any.

Master Fund and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(2.)
Based upon a Form 4 filed on April 2, 2015 with the SEC and the Company’s corporate records, Water Asset Management LLC (“WAM”) beneficially owns 2,548,251 shares of the Company’s common stock, including 2,362,060 shares presently outstanding and 184,146 shares of common stock issuable upon conversion of $1,482,384 in Convertible Notes owned by WAM at a conversion rate of $8.05 per share as of April 22, 2015, plus 2,045 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of April 22, 2015.

WAM serves as investment manager to a number of investment funds and manages investments for certain entities in managed accounts. WAM disclaims beneficial ownership of the securities reported except to the extent of its pecuniary interest therein.

(3.)
Based upon a Schedule 13G/A filed on January 20, 2015, Odey Asset Management Group Ltd. (“OAM Ltd”) and affiliates own 2,356,578 shares of the Company’s stock and share voting and dispositive power as to the shares.  OAM Ltd is the managing member of Odey Asset Management LLP (“OAM LLP”), Odey Holdings AG (“Odey Holdings”) is the sole stockholder of OAM Ltd, and Mr. Odey is the sole stockholder of Odey Holdings. Each of the listed reporting persons disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein.

(4.)
Based upon a Schedule 13G/A filed on February 13, 2015 with the SEC and the Company’s corporate records, Nokomis Capital, L.L.C. (“Nokomis Capital”) owns or controls 2,020,412 shares of common stock issuable upon conversion of $16,264,397 in Convertible Notes at a conversion rate of $8.05 per share as of April 22, 2015 plus 22,435 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of April 22, 2015.  Nokomis Capital purchased the Convertible Notes through the accounts of certain private funds and managed accounts (collectively, the “Nokomis Accounts”). Nokomis Capital serves as the investment adviser to the Nokomis Accounts and may direct the vote and dispose of the shares held by the Nokomis Accounts. As the principal of Nokomis Capital, Mr. Hendrickson may direct the vote and disposition of the shares held by the Nokomis Accounts.

(5.)
Based upon a Schedule 13G filed on February 13, 2015 with the SEC and the Company’s corporate records, Altima Partners and related entities including Dominic Redfern and Radenko Milakovic, beneficially own an aggregate of 1,060,460 shares of the Company’s common stock. This figure includes 144,315 shares of common stock issuable upon conversion of $1,161,743 in Convertible Notes owned by affiliates of Altima Partners at a conversion rate of $8.05 per share as of April 22, 2015, plus 1,603 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of April 22, 2015.

Excluding shares issuable upon the conversion of the Convertible Notes, Altima Partners, Mr. Milakovic and Mr. Redfern have shared voting and dispositive power as to 654,293 shares of the stock.  Mr. Milakovic has sole voting and dispositive power as to 34,537 shares, over which Altima Partners and Mr. Redfern disclaim any beneficial ownership. Mr. Redfern has sole voting and dispositive power as to 225,712 shares, over which Altima Partners and Mr. Donegan disclaim any beneficial ownership.

(6.)
Includes (i) 300,000 shares underlying presently exercisable options, (ii) 100,000 restricted stock units (RSUs) awarded July 1, 2014 which vest ratably in ten equal quarterly installments on the final day of every quarter over the 30 month period commencing July 1, 2014 subject to continued employment as of each such vesting date (of which 30,000 RSUs have vested as of the record date), and (iii) 100,000 milestone based RSUs awarded July 1, 2014 but which do not vest until construction financing necessary for the implementation of the Cadiz Valley Water Conservation, Recovery & Storage Project, as defined in the approved Final Environmental Impact Report, is secured. These RSUs expire on June 10, 2017 if the milestone has not been achieved by such date. Mr. Brackpool disclaims beneficial ownership of 170,000 of the as yet unvested securities described herein until such time, and to the extent, that ownership of the securities has vested.

(7.)
Includes (i) 100,000 shares underlying presently exercisable options, (ii) 62,500 restricted stock units (RSUs) awarded July 1, 2014 which vest ratably in ten equal quarterly installments on the final day of every quarter over the 30 month period commencing July 1, 2014 subject to continued employment as of each such vesting date (of which 18,750 RSUs have vested as of the record date), and (iii) 100,000 milestone based RSUs awarded July 1, 2014 but which do not vest until construction financing necessary for the implementation of the Cadiz Valley Water Conservation, Recovery & Storage Project, as defined in the approved Final Environmental Impact Report, is secured. These RSUs expire on June 10, 2017 if the milestone has not been achieved by such date. Mr. Shaheen disclaims beneficial ownership of 143,750 of the as yet unvested securities described herein until such time, and to the extent, that ownership of the securities has vested.

(8.)
Includes 30,500 shares held in five separate trusts, each holding 6,100 shares for the benefit of Mr. Grant’s children.  The trustee of these trusts is not a member of the Reporting Person's immediate family.  Mr. Grant disclaims beneficial ownership of the shares held by these trusts.

(9.)	Includes 100,000 shares underlying presently exercisable options.

(10.)	Includes 15,000 shares held by Mr. Hickox’s spouse.

(11.)	Includes 2,419 shares awarded on June 30, 2014 to each independent director pursuant to the Company’s 2014 Equity Incentive Plan and which vested and were issued on January 31, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2014, and on a review of written representations from reporting persons to us that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to our reporting persons were satisfied in a timely manner, except that a Form 4 filing of Nokomis Capital LLC and affiliates and a Form 4 filing of LC Capital Master Fund and affiliates  were inadvertently filed late.  In addition, it was determined during 2014 that certain 2009 gift transactions of Keith Brackpool had inadvertently been omitted from his previously filed reports, and therefore Mr. Brackpool's most recent Form 5 (which was timely filed in February 2015) made reference to such 2009 gift transactions.

AUDIT COMMITTEE REPORT

     As of December 31, 2014, the Audit Committee is composed of Mr. Pacini, Mr. Courter and Mr. Hickox.

     Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market.  The Committee operates under a written charter that is reviewed on an annual basis.  During fiscal 2014, the Audit Committee performed all of its duties and responsibilities under its charter.  The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's control of the Company’s financial reporting processes.

     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors.  In that regard, of the four times the Committee met in 2014, three of these meetings and one meeting in 2015 were to exercise the Committee's responsibilities related to the Company's quarterly and annual financial statements for fiscal 2014 and management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2014.  During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2014, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

     The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in our 2014 Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.  The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management's preparations for the evaluation of its internal controls for fiscal 2015.

     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP.  The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.  The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits including the review of internal controls prescribed in Section 404 of the Sarbanes-Oxley Act of 2002.  The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.  The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP's independence.  The Committee pre-approves all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm pursuant to the terms of the Committee's written charter.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.  The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2015 Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

Raymond J. Pacini, Chairman
Stephen E. Courter
Winston H. Hickox

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For the fiscal years ended December 31, 2014 and 2013, professional services were performed by PricewaterhouseCoopers LLP.  The Company’s Audit Committee annually approves the engagement of outside auditors for audit services in advance.  The Audit Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting.  All services described below were pre-approved by the audit committee.

     All fees for services rendered by PricewaterhouseCoopers LLP aggregated $252,000 and $270,000 during the fiscal years ended December 31, 2014 and 2013, respectively, and were composed of the following:

     Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2014 and 2013, for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $252,000 for 2014 and $270,000 for 2013.

     Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2014 and 2013.

     Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2014 and 2013.

     All Other Fees.  No other fees were billed during the fiscal years ended December 31, 2014 and 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There have been no transactions since the beginning of our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for the following:

     As previously reported on Forms 8-K filed November 10 and November 14, 2014, on November 7, 2014 and November 14, 2014 we entered into definitive Securities Purchase Agreements with Water Asset Management LLC (“WAM”) and Odey Asset Management Group, Ltd. (“Odey”), respectively, relating to a registered offering of 1,300,000 shares (“Offering”) of the Company’s Common Stock at a price of $10.1751 per share.  At the time of the Offering,  WAM and Odey were holders of more than 5% of our Common Stock. The Offering and issuance of the shares were made pursuant to an effective Registration Statement on Form S-3, Registration No. 333-190288.  Pursuant to the November 7, 2014 and November 14, 2014 definitive Securities Purchase Agreements, upon closing the Company issued 1,190,000 shares of Common Stock to WAM for estimated proceeds of $12,108,369.00 and 100,000 shares of Common Stock to Odey for estimated proceeds of $1,017,510.

     As previously reported in a press release on February 6, 2015, we entered into an amended long-term lease agreement (“Agreement”) with Limoneira Company (NASDAQ: LMR) (“Limoneira”) to plant 200 additional acres, or up to a total of 1,480 acres, of new lemon orchards on our agricultural property in eastern San Bernardino County, California (“Cadiz Ranch”).  Mr. Scott Slater, our CEO, President and a member of the Company’s Board of Directors, is also a member of the Board of Directors of Limoneira.  He did not participate in consideration of the matter when before either Board.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

     Our Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions between the Company, on the one hand, and directors, officers, employees, consultants, and any of their family members, on the other hand.  In addition, the Company’s written Conflicts of Interest policy provides that no employee, officer or director may use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

     In order to implement these requirements, the Company requires that prior to entering into any transaction with the Company a related party must advise Company management of the potential transaction.  Management will, in turn, provide to the Audit Committee a description of the material terms of the transaction, including the dollar amount, the nature of the related party’s direct or indirect interest in the transaction, and the benefits to be received by the Company from the transaction.  The Audit Committee may make such other investigations as it considers appropriate under the circumstances.  The Audit Committee will also consider whether the benefits of the proposed transaction could be obtained by the Company upon better terms from non-related parties, and whether the transaction is one that would be reportable by the Company in our public filings.  The Audit Committee will then make a determination as to whether the proposed transaction is in the best interests of the Company and should therefore be approved.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent certified public accountants to audit our financial statements for the 2015 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for the 2015 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the annual meeting, and will be given the opportunity to make a statement if desired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

     As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development of our significant land and water assets and, as a result, our compensation programs have been designed to attract and retain well-qualified executives with experience in the water and asset development sector, a highly competitive and specialized marketplace, and to encourage achievement of our business and financial objectives for our assets, which are typically long-term in nature.  The Compensation Committee has established competitive compensation programs that emphasize incentives that encourage our executive officers to achieve our long-term goals and also align the financial interests of the executive officers and management with those of our stockholders.  These long-term incentives are also guided by stockholder approved plans, an important feature of our compensation philosophy and program.

     We request that our stockholders consider and approve the following resolution:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

     This vote is nonbinding and advisory.  However, our Board and Compensation Committee will consider the outcome of the vote when making decisions related to the executive compensation for our named executive officers in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the annual meeting.  However, if any other matter shall properly come before the annual meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Stockholder proposals to be included in our proxy statement for the 2016 annual meeting must be received by the Secretary of the corporation at 550 S. Hope Street, Suite 2850, Los Angeles, California 90071 no later than December 31, 2015.  For a proposal to be included, you must comply with the rules of the SEC governing the submission of stockholder proposals.

     Under our bylaws, no business may be brought before the 2016 annual meeting unless it is specified in the notice of the meeting, is otherwise properly brought before the meeting by or at the direction of the Board of Directors, or is properly brought before the meeting by a stockholder who has delivered notice to the Secretary of the corporation (containing certain information specified in the bylaws) not less than 90 days prior to the annual meeting.  If such a stockholder notice is not timely but is nevertheless presented at the 2016 annual meeting, the proxies solicited for that meeting may confer discretionary voting authority with respect to the business proposed.  These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

ADDITIONAL INFORMATION

     This proxy statement is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.  Exhibits to the Form 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Corporate Communications, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

By Order of the Board of Directors

Los Angeles, California
April 23, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 4, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at: http://www.cstproxy.com/cadiz/2015

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
---------------------------------------------------------------------------------------------------------------------

PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
 BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Scott S. Slater and Timothy J. Shaheen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2015 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 4th day of June 2015 at 11 a.m., local time, at the law offices of Theodora Oringher PC located at 1840 Century Park East, Suite 500, Los Angeles, CA  90067 (pursuant to the Notice of Annual Meeting dated April 23, 2015, and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

(Continued on reverse side)

CADIZ INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on June 3, 2015.

Vote Your Proxy on the Internet:
www.cstproxyvote.com.
Have your proxy card available when you access the website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

WITHHOLD
1.	ELECTION OF DIRECTORS	FOR	AUTHORITY
		☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)

01.	Keith Brackpool
02.	Stephen E. Courter
03.	Geoffrey Grant
04.	Winston Hickox
05.	Murray H. Hutchison
06.	Raymond J. Pacini
07.	Timothy J. Shaheen
08.	Scott S. Slater

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Advisory vote on executive compensation as disclosed in the proxy materials.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature(s)	Signature(s)	Date

Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.